Exhibit 99.1

Arrow Electronics Names Rajesh K. Agrawal as Chief Financial Officer

Centennial, Colo. – Arrow Electronics, Inc. (NYSE:ARW) announced today it has named Rajesh (Raj) K. Agrawal as senior vice president and chief financial officer, effective Sept. 6.

Agrawal joins Arrow from Western Union where he has served as executive vice president and CFO since 2014. During his tenure as CFO, he also intermittently held the senior positions of head of mergers and acquisition strategy as well as global operations.

In addition to serving in other various finance and business leadership roles at Western Union, Agrawal held progressively senior roles with Deluxe Corp., General Mills, Inc., Chrysler Corp., and General Motors Corp.

“Raj’s strong financial and business leadership makes him the ideal executive to lead our finance team,” said Sean Kerins, president and chief executive officer of Arrow. “I look forward to him being an instrumental part of driving the continued growth and success of Arrow.”

Agrawal holds a Master of Business Administration from Columbia University and a Bachelor of Science degree in engineering from the GMI Engineering & Management Institute, renamed Kettering University in 1997.

About Arrow Electronics

Arrow Electronics guides innovation forward for over 220,000 leading technology manufacturers and service providers. With 2021 sales of $34 billion, Arrow develops technology solutions that improve business and daily life. Learn more at fiveyearsout.com.

Media Contact

Arrow Electronics, Inc.

John Hourigan

303-824-4586

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